Exhibit 5.2

August 14, 2026

BioVie Inc.

680 West Nye Lane, Suite 201

Carson City, Nevada 89703

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to BioVie Inc., a Nevada corporation (the “Company”) in connection with the Registration Statement on Form S-1 (as amended and supplemented from time to time, the “Registration Statement”), initially filed by the Company on July 17, 2026 with the Securities and Exchange Commission (the “SEC”), and the preliminary prospectus forming part of the Registration Statement (the “Prospectus”). Pursuant to the Registration Statement, the Company is proposing to offer and sell up to $25,000,000 of an aggregate of up to $25,000,000 of (i) shares (collectively, the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) and (ii) pre-funded common stock purchase warrants (collectively, the “Pre-Funded Warrants”) to purchase shares of Common Stock with an exercise price equal to $0.0001 per share, in each case together with accompanying common stock purchase warrants (collectively, the “Common Warrants” and, together with the Pre-funded Warrants, the “Warrants”) to purchase shares of Common Stock.

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Shares and the Warrants will be offered to the public in accordance with a placement agency agreement (the “Placement Agency Agreement”) to be entered into with ThinkEquity LLC, as placement agent.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)	the Registration Statement;
(b)	the Prospectus;
(c)	the form of Placement Agency Agreement, filed as Exhibit 1.1 to the Registration Statement
(d)	the form of Pre-funded Warrant, filed as Exhibit 4.21 to the Registration Statement; and
(e)	the form of Common Stock Purchase Warrant, filed as Exhibit 4.22 to the Registration Statement.

In addition, we have examined and relied upon originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the laws of the State of New York.

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BioVie Inc.

August 14, 2026

Assumptions Underlying Our Opinion

For all purposes of the opinion expressed herein, we have assumed, without independent investigation, the following:

(a)

Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof, (ii) representations of the Company as set forth in the Placement Agency Agreement and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b)

Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(c)

Signatures; Legal Capacity. The signatures of individuals who will sign the Placement Agency Agreement and the Warrants are genuine. All individuals who will sign the Placement Agency Agreement and the Warrants have the legal capacity to execute the Placement Agency Agreement and the Warrants.

(d)

Organizational Status, Power and Authority of Certain Parties. All parties to the Placement Agency Agreement and the Warrants (other than any individual) (i) are or will be, as of the date the Placement Agency Agreement and the Warrants are executed and delivered, validly existing and in good standing in their respective jurisdictions of formation and (ii) have or will have, as of the date the Placement Agency Agreement and the Warrants are executed and delivered, the power and authority to execute, deliver and perform the Placement Agency Agreement and the Warrants and the documents required or permitted to be delivered and performed thereunder..

(e)

Authorization, Execution and Delivery. The Placement Agency Agreement and the Warrants and the documents required or permitted to be delivered thereunder have been or will be, as of the date the Placement Agency Agreement and the Warrants are executed and delivered, duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been or will be, as of the date the Placement Agency Agreement and the Warrants are executed and delivered, duly executed and delivered by such parties.

(f)

Placement Agency Agreement Binding on Certain Parties. The Placement Agency Agreement and the documents required or permitted to be delivered thereunder are or will be, as of the date the Placement Agency Agreement is executed and delivered, valid and binding obligations enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Company with respect to the Warrants.

(g)

Form and Governing Law of Certain Documents. The Placement Agency Agreement and the Warrants, the forms of which are filed as exhibits to the Registration Statement, will be consistent with such respective forms. The Placement Agency Agreement and the Warrants will be governed by the laws of the State of New York.

(h)

Noncontravention. Neither the issuance of the Warrants by the Company or the execution and delivery of the Placement Agency Agreement or the Warrants by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, (ii) any law or regulation of any jurisdiction applicable to any such party except that no such assumption is made as to the Company as to any Applicable Law as of the date hereof, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound.

(i)

Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Warrants by the Company or to the execution and delivery of the Placement Agency Agreement and the Warrants by the parties thereto or the performance by such parties of their obligations thereunder have been obtained or made.

BioVie Inc.

August 14, 2026

(j)

Registration. The Registration Statement shall have been declared effective under the Securities Act and such effectiveness shall not have been terminated or rescinded.

(k)

No Mutual Mistake, Amendments, etc. There has not been, and will not be, as of the date of the Placement Agency Agreement, any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Warrants as contemplated by the Registration Statement, the Prospectus and the Placement Agency Agreement. There are and will be no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Placement Agency Agreement or the Warrants.

Our Opinion

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that when (i) the Warrants have been executed and delivered by the Company as contemplated by the Registration Statement, the Prospectus and the Placement Agency Agreement, and (ii) the Company has received the consideration provided for in the Registration Statement, the Prospectus and the Placement Agency Agreement, the Warrants will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Matters Excluded from Our Opinion

We express no opinion with respect to the following matters:

(a)

Indemnification and Change of Control. The enforceability of any agreement relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of any party, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or Applicable Law.

(b)

Jurisdiction, Venue, etc. The enforceability of any agreement to submit to the jurisdiction of any specific federal or state court (other than the enforceability in a court of the State of New York of any such agreement to submit to the jurisdiction of a court of the State of New York), to waive any objection to the laying of the venue, to waive the defense of forum non conveniens in any action or proceeding referred to therein, to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards, and any agreement regarding the choice of law governing the Placement Agency Agreement and the Warrants (other than the enforceability in a court of the State of New York or in a federal court sitting in the State of New York and applying New York law to any such agreement that the laws of the State of New York shall govern).

(c)

Remedies. The enforceability of any provision in the Placement Agency Agreement or the Warrants to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

(d)

Exercise Price Adjustments. The validity, legally binding effect or enforceability of any provision in the Warrants that requires or relates to adjustments to the exercise price at a rate or in an amount that a court would determine in the circumstances under Applicable Law to be commercially unreasonable or a penalty or forfeiture.

Qualifications and Limitations Applicable to Our Opinion

The opinion set forth above is subject to the following qualifications and limitations:

(a)

Applicable Law. Our opinion is limited to the Applicable Law, and we do not express any opinion concerning any other law.

BioVie Inc.

August 14, 2026

(b)

Bankruptcy. Our opinion is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c)

Equitable Principles. Our opinion is subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in the Placement Agency Agreement or the Warrants.

(d)

Unenforceability of Certain Provisions. Provisions contained in the Placement Agency Agreement or the Warrants which require waivers or amendments to be made only in writing may be unenforceable or ineffective, in whole or in part. The inclusion of such provisions, however, does not render the Placement Agency Agreement or the Warrants invalid as a whole.

(e)

Choice of New York Law and Forum. To the extent that our opinion relates to the enforceability of the choice of New York law or any choice of New York forum provisions of the Placement Agency Agreement or the Warrants, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401 and 5-1402 and N.Y. CPLR 327(b) and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality. We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Placement Agency Agreement or the Warrants.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinion is based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement our opinion subsequent to the effective date of the Registration Statement. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement filed on the date hereof, and to the reference to our firm in the Registration Statement and the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP